UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 24, 2005

MSW Energy Holdings LLC
MSW Energy Finance Co., Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware Delaware (State or other jurisdiction of incorporation or organization)	0001261679 0001261680 Commission File Number	14-1873119 20-0047886 (I.R.S. Employer Identification No.)

c/o Danielson Holding Corporation
40 Lane Road
            Fairfield, New Jersey                    07004
(Address of principal executive offices)  (Zip Code)

(973) 882-9000
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.
Item 8.01 Other Events
SIGNATURES

Item 5.01. Changes in Control of Registrant.

     Effective June 24, 2005, Danielson Holding Corporation, a Delaware corporation (“Danielson”), through its wholly-owned subsidiary, Covanta Energy Corporation, a Delaware corporation (“Covanta”), acquired all of the issued and outstanding shares of capital stock of American Ref-Fuel Holdings Corp. (“American Ref-Fuel”), a Delaware corporation, (the “Acquisition”) from DLJ Merchant Banking Partners and its affiliated co-investors, each managed by Credit Suisse First Boston’s Alternative Capital Divisions and AIG Highstar Capital II, L.P. and certain affiliates (collectively, the “Selling Stockholders”). American Ref-Fuel is the managing member of and owner of 100% of the membership interests in MSW Energy Holdings LLC (“MSW Holdings”). American Ref-Fuel is also the indirect parent company of MSW Energy Finance Co., Inc. (“MSW Finance”). The Acquisition was made pursuant to the terms of a Stock Purchase Agreement, dated as of January 31, 2005 among Danielson, American Ref-Fuel and the Selling Stockholders (the “Purchase Agreement”). As a result of the Acquisition, Danielson, through Covanta, as Danielson’s permitted designee and assignee under the Purchase Agreement, now owns 100% of the voting securities of American Ref-Fuel.

     Danielson, through Covanta, paid $740 million in cash for the shares of American Ref-Fuel and the consolidated net debt of American Ref-Fuel, which as of March 31, 2005 was $1.2 billion and was assumed as part of the Acquisition. Danielson and Covanta raised the necessary financing to complete the acquisition with a combination of debt and equity financing. The equity component of the financing consisted of an approximately $400 million rights offering of common stock to Danielson’s stockholders, which was completed on June 24, 2005. Covanta also completed its debt financing on June 24, 2005 through a syndicate of lenders led by Goldman Sachs Credit Partners L.P. and Credit Suisse First Boston. The proceeds of the debt financing were used to pay for the balance of the purchase price for the American Ref-Fuel stock and to refinance outstanding recourse debt of Covanta and its international holding company, Covanta Power International Holdings, Inc.

     To the knowledge of MSW Holdings and MSW Finance (together, the “Issuers”), except as set forth herein, there are no arrangements, including any pledge by any person of securities of the Issuers, the operation of which may at a subsequent date result in a further change in control of the Issuers.

Item 8.01 Other Events.

     The Issuers have outstanding $200.0 million aggregate principal amount of 8-1/2% Senior Secured Notes due September 1, 2010 (the “Notes”) under an Indenture, dated as of June 25, 2003 (the “Indenture”), by and among the Issuers, the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

     As a result of the change in control of the Issuers discussed above in Item 5.01, a Change of Control (as defined in the Indenture) occurred under the Indenture and the Notes. Section 4.15 of the Indenture provides that, upon the occurrence of a Change of Control, the Issuers shall make an offer (a “Change of Control Offer”) to each registered holder of Notes (“Holder”) to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued

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and unpaid interest on the Notes repurchased, if any, to (but not including) the payment date (the “Purchase Price”).

     Accordingly, on June 24, 2005, pursuant to Section 4.15 of the Indenture and applicable law, the Issuers made a Change of Control Offer, pursuant to which the Issuers offered to repurchase, for cash, all or any part of each Holder’s Notes at the Purchase Price, subject to the terms and conditions set forth in a Change of Control Notice and Offer to Purchase, dated June 24, 2005, and the accompanying Letter of Transmittal (the “Offer Documents”). The Change of Control Offer expires at midnight on July 22, 2005, unless extended pursuant to the terms of the Offer Documents (the “Expiration Date”). There are no conditions to the Change of Control Offer.

     Holders desiring to tender their Notes must follow the procedures set forth in the Offer Documents. Upon the terms and conditions of the Change of Control Offer and applicable law, on the second business day following the Expiration Date, the Issuers will purchase all Notes validly tendered and not withdrawn pursuant to the Change of Control Offer. Notes tendered pursuant to the Change of Control Offer may be withdrawn at any time prior to the Expiration Date by following the procedures set forth in the Offer Documents. The Purchase Price will not be paid in respect of Notes so withdrawn.

     The Change of Control Offer is being made only pursuant to, and in accordance with, the terms and conditions of the Offer Documents. Nothing contained herein shall be deemed to constitute an offer to repurchase the Notes.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 30, 2005	MSW ENERGY HOLDINGS LLC (Registrant)

/s/ Timothy J. Simpson

	By:	Timothy J. Simpson

	Title:	Senior Vice President, General
Counsel and Secretary

MSW Energy Finance Co., Inc. (Registrant)

/s/ Timothy J. Simpson

	By:	Timothy J. Simpson

	Title:	Senior Vice President, General
Counsel and Secretary

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